KPMG LLP
       345 Park Avenue
       New York, NY 10154






            Consent of Independent Registered Public Accounting Firm



The Board of Directors
Provident Bancorp, Inc.:


We consent to the incorporation by reference in the Registration Statement on Form S-3 for the Provident Bancorp, Inc. Dividend Reinvestment Plan of our report dated December 10, 2004, relating to the consolidated statements of financial condition of Provident Bancorp, Inc. and subsidiaries as of September 30, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2004, which report appears in the September 30, 2004 Annual Report on the Form 10-K of Provident Bancorp, Inc.







/s/    KPMG LLP
June 15, 2005